Execution Version
THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 8, 2023 (the “Amendment Effective Date”), is among DZS Inc., a Delaware corporation, as Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS:
WHEREAS, the Borrower, the other Loan Parties party thereto, the Administrative Agent, and the lenders listed on the signature pages thereto have entered into that certain Credit Agreement dated as of February 9, 2022 (as the same has been or may hereafter be amended or otherwise modified and as amended hereby, the “Credit Agreement”).
WHEREAS, the Borrower has requested that the Administrative Agent and the Required Lenders agree to certain amendments to the financial covenants in the Credit Agreement, and the Administrative Agent and the Required Lenders have agreed to amend the financial covenants, subject in all cases to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the Amendment Effective Date unless otherwise indicated:
ARTICLE 1
Definitions
Section 1.1Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Credit Agreement, as amended hereby.
ARTICLE 2
Amendments
Subject to satisfaction of the conditions of effectiveness set forth in Article 4 of this Amendment, the parties hereto agree that, effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as follows:
Section 1.1Amendments to Section 1.01.
(a)The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “CBFR Spread”, “Term Benchmark/RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Third Amendment Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 1:

Category	Leverage Ratio	Term Benchmark/RFR Spread	CBFR Spread	Commitment Fee Rate
1	Greater than or equal to 2.50 to 1.00	4.50%	3.50%	0.40%
2	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	4.00%	3.00%	0.35%
3	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	3.75%	2.75%	0.30%
4	Less than 1.50 to 1.00	3.50%	2.50%	0.25%
For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.

(b)The definition of “Borrowing Base” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Borrowing Base” means, (a) commencing as of the Third Amendment Effective Date through, but not including, June 30, 2023, the sum of (i) $5,000,000, plus (ii) 80% of the Eligible Accounts at such time, plus (iii) 50% of the Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (iv) Reserves and (b) commencing as of June 30, 2023 and thereafter, the sum of (i) 80% of the Eligible Accounts at such time, plus (ii) 50% of the Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (iii) Reserves. The Administrative Agent may, in its Permitted Discretion, upon not less than five Business Days’ prior written notice to the Borrower, adjust Reserves or, if an Event of Default has occurred and is continuing, reduce one or more of the other elements used in computing the Borrowing Base.
(c)The definition of “Revolving Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The aggregate amount of the Lenders’ Revolving Commitments on the Third Amendment Effective Date is $30,000,000.00. On June 15, 2023, the aggregate amount of the Lenders’ Revolving Commitment shall be reduced to $25,000,000.00.
(d)The following definition is hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order to read in its entirety as follows:
“Third Amendment Effective Date” means May 8, 2023.
Section 1.2Amendment to Section 5.06. Section 5.06 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
SECTION 5.06    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records (with one such field examination to occur on or before June 15, 2023), including examining and making extracts from their books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly) and to provide contact information for each bank where each Loan Party has a depository and/or securities account, and each Loan Party hereby authorizes the Administrative Agent and each Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything herein to the contrary, if no Event of Default has occurred and is continuing, (i) all such visitations and inspections shall be conducted by the Administrative Agent on behalf of the Lenders, and (ii) the applicable Loan Party shall have the right to accompany any such representative designated by the Administrative Agent during any such inspection. If no Event of Default has occurred and is continuing, the Administrative Agent may only conduct, and the Loan Parties shall be responsible for the costs and expenses of, one inspection and field examination during any 12-month period; provided, that: (A) in addition to its right to conduct one inspection and field month examination during any 12-month period, the Administrative Agent may conduct an additional inspection and field examination, which the Loan Parties shall permit to occur on or before June 15, 2023 and the costs and expenses for which the Loan Parties shall be responsible, and (B) there shall be no limitation on the number or frequency of inspections and field examinations conducted while an Event of Default has occurred and is continuing and the Loan Parties shall be responsible for the costs and expenses of any field examinations conducted while an Event of Default has occurred and is continuing.
Section 1.3Amendment to Section 6.12(d). Section 6.12(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
(d)    Minimum EBITDA. The Borrower will not permit EBITDA, calculated as of the end of the fiscal quarter of the Borrower ending June 30, 2023 and for the fiscal quarter (and not the four quarter period) then ending, to be less than $1.
Section 1.4Amendment to Exhibit D. Exhibit D to the Credit Agreement is hereby amended in its entirety to read as set forth in the Exhibit D attached hereto.
Section 1.5Amendment to Exhibit F. Exhibit F to the Credit Agreement is hereby amended in its entirety to read as set forth in the Exhibit F attached hereto.
ARTICLE 3
Conditions Precedent
Section 1.1Conditions. The effectiveness of Article 2 of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Amendment signed on behalf of such party (which, subject to Section 9.06(b) of the Credit Agreement, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of any other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request at least two Business Days prior to the Amendment Effective Date in connection with the transactions contemplated by this Amendment, the Credit Agreement and the other Loan Documents, all in form and substance satisfactory to the Administrative Agent;
(b)The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Amendment Effective Date;

(c)Immediately after giving effect to this Amendment, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);
(d)Immediately after giving effect to this Amendment, no Default shall have occurred and be continuing;
(e)No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect; and
(f)The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent in its sole discretion.
ARTICLE 4
Ratifications, Representations and Warranties
Section 1.1Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the other Loan Parties, the Administrative Agent, and the Lenders party hereto agree that the Credit Agreement and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. For all matters arising prior to the Amendment Effective Date (including, without limitation, the accrual and payment of interest and fees and compliance with financial covenants), the terms of the Credit Agreement (as unmodified by this Amendment) shall control and are hereby ratified and confirmed; provided, notwithstanding the foregoing or anything to the contrary contained in the Credit Agreement, the parties hereto acknowledge and agree that the financial covenant set forth in Section 6.12(d) of the Credit Agreement (as unmodified by this Amendment) shall not be tested for the fiscal quarter ended March 31, 2023.
Section 1.2Representations and Warranties. Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows: (a) immediately after giving effect to this Amendment, no Default has occurred and is continuing; (b) immediately after giving effect to this Amendment, the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects with the same effect as though made on and as of the Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); (c) the execution, delivery and performance of this Amendment has been duly authorized by all necessary organizational action and, if required, actions by the equity holders of such Loan Party and: (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and routine Tax filings; (ii) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary; (iii) will not violate any of the organizational documents of any Loan Party or any Subsidiary; (iv) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary; or (v) result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents; and (d) this Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
ARTICLE 5
Miscellaneous
Section 1.1Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.
Section 1.2Reference to Credit Agreement. Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.
Section 1.3Loan Document. This Amendment is a Loan Document and is subject to the terms of the Credit Agreement.
Section 1.4Expenses. As provided in the Credit Agreement, the Loan Parties, jointly and severally, agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Amendment or any other documentation prepared in connection therewith (whether or not the transactions contemplated hereby or thereby shall be consummated).
Section 1.5Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 1.6Applicable Law. This Amendment and all other Loan Documents executed pursuant hereto shall be governed by and construed in accordance with the internal laws of the State of Texas, but giving effect to federal laws applicable to national banks.
Section 1.7Successors and Assigns. This Amendment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.04 of the Credit Agreement.
Section 1.8Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of (x) this Amendment, (y) any other Loan Document and/or (z) any Ancillary Document that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment, the Credit Agreement, such other Loan Document or such Ancillary Document, as applicable.

Section 1.9Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any other Loan Party shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.
Section 1.10Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
Section 1.11ENTIRE AGREEMENT. This Amendment, the Credit Agreement and the other Loan Documents, embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.
[Signatures on following pages]

Executed as of the date first written above.
DZS INC.

By:    /s/ Justin Ferguson
    Justin Ferguson
    Chief Legal Officer and Secretary
DZS CALIFORNIA INC.

By:    /s/ Justin Ferguson
    Justin Ferguson
    Chief Legal Officer and Secretary
DZS INTERNATIONAL INC.

By:    /s/ Justin Ferguson
    Justin Ferguson
    Chief Legal Officer and Secretary
DZS SERVICES INC.

By:    /s/ Justin Ferguson
    Justin Ferguson
    Chief Legal Officer and Secretary

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent and Issuing Bank

By:    /s/ Shiv Kariwala
    Shiv Kariwala
    Authorized Signatory

TEXAS CAPITAL BANK,
as a Lender

By:    /s/ William J. Rolley
    William J. Rolley
    Executive Vice President